Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: W. Douglas Benn
(818) 871-3000

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL 2010

Calabasas Hills, CA — October 21, 2010 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the third quarter of fiscal 2010, which ended on September 28, 2010.

Total revenues were $418.4 million in the third quarter of fiscal 2010 as compared to $400.6 million in the prior year third quarter.  Net income and diluted net income per share were $22.0 million and $0.37, respectively.

Operating Results

“We are experiencing increasing momentum in our business, with solidly positive guest traffic, expanding margins and strong earnings growth.  Our restaurants remain competitively well positioned and we are clearly capturing market share,” said David Overton, Chairman and CEO.

In the third quarter of fiscal 2010 comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 2.8% from the third quarter of the prior year.  By concept, comparable restaurant sales in the third quarter of fiscal 2010 increased 2.9% at The Cheesecake Factory and 1.4% at Grand Lux Cafe.

“We just recorded our third consecutive quarter of positive comparable sales, each time driven primarily by growing guest traffic.  We believe that our continuing ability to raise the bar with menu innovation and food quality, coupled with a high level of guest service and value, keep our restaurants on our guests’ list of favorite dining destinations.  As a result, our sales productivity remains among the strongest in the entire restaurant industry.

“As planned, we opened a Cheesecake Factory in Bridgewater, New Jersey in the third quarter of fiscal 2010, meeting our target of opening three new restaurants during the year. We remain committed to growing our company.  The financial returns from the restaurants we opened this year are exceeding our targets, and we continue to pursue an increasing number of prime locations that have the potential for great capital returns.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

“While we are pleased with our top line trends, we are also pleased by the improvements in our operating efficiency.  Our expanding profit margins are helping us generate a significant amount of free cash flow which we will use to strengthen our balance sheet and increase shareholder value through flexible capital allocation alternatives that complement our restaurant expansion,” concluded Overton.

Capital Allocation

The Company repurchased 911,724 shares of its common stock during the third quarter of fiscal 2010 at a cost of $21.2 million.  Year-to-date, the Company has repurchased 2,068,882 shares of its common stock at a total cost of $51.2 million.

Additionally, the Company repaid $30 million of debt under its revolving credit facility in the third quarter of fiscal 2010.  Following this repayment, the Company’s revolving credit facility balance was $40 million, and the Company ended the third quarter with a cash balance of $59.8 million.

Conference Call and Webcast

A conference call to review the Company’s results for the third quarter of fiscal 2010 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through November 21, 2010.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 163 full-service, casual dining restaurants throughout the U.S., including 149 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  For more information, please visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to remain relevant to consumers; the Company’s ability to retain the savings realized through its cost management initiatives; the Company’s ability to continue to improve its operating margins; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the

Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		39 Weeks Ended		39 Weeks Ended
	September 28, 2010		September 29, 2009		September 28, 2010		September 29, 2009
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$418,352	100.0%	$400,640	100.0%	$1,242,694	100.0%	$1,201,378	100.0%
Costs and expenses:
Cost of sales	102,073	24.4%	95,777	23.9%	303,428	24.4%	293,147	24.4%
Labor expenses	137,268	32.8%	131,987	32.9%	408,475	32.9%	400,370	33.3%
Other operating costs and expenses	104,208	24.9%	102,341	25.5%	303,910	24.5%	303,354	25.3%
General and administrative expenses	23,957	5.7%	23,917	6.0%	71,147	5.7%	71,402	5.9%
Depreciation and amortization expenses	17,902	4.3%	18,688	4.7%	54,083	4.4%	56,046	4.7%
Preopening costs	1,535	0.4%	594	0.2%	4,270	0.3%	2,783	0.2%
Total costs and expenses	386,943	92.5%	373,304	93.2%	1,145,313	92.2%	1,127,102	93.8%
Income from operations	31,409	7.5%	27,336	6.8%	97,381	7.8%	74,276	6.2%
Interest expense	(1,748)	(0.4)%	(5,594)	(1.4)%	(15,304)	(1.2)%	(18,083)	(1.5)%
Interest income	20	—	40	—	188	—	349	—
Other (expense)/income, net	(391)	(0.1)%	236	0.1%	146	—	691	0.1%
Income before income taxes	29,290	7.0%	22,018	5.5%	82,411	6.6%	57,233	4.8%
Income tax provision	7,337	1.8%	5,760	1.4%	22,563	1.8%	14,387	1.2%
Net income	$21,953	5.2%	$16,258	4.1%	$59,848	4.8%	$42,846	3.6%

Basic net income per share	$0.38		$0.27		$1.01		$0.72
Basic weighted average shares outstanding	58,427		59,359		59,057		59,337

Diluted net income per share	$0.37		$0.27		$0.99		$0.71
Diluted weighted average shares outstanding	59,743		60,328		60,453		60,224

Selected Segment Information
Revenues:
Restaurants	$403,025		$386,546		$1,201,494		$1,159,787
Bakery	30,306		27,877		82,836		79,417
Intercompany bakery sales	(14,979)		(13,783)		(41,636)		(37,826)
	$418,352		$400,640		$1,242,694		$1,201,378

Income from operations:
Restaurants	$52,349		$47,545		$160,076		$136,075
Bakery	2,437		3,797		7,171		9,909
Corporate	(23,377)		(24,006)		(69,866)		(71,708)
	$31,409		$27,336		$97,381		$74,276

Selected Consolidated Balance Sheet Information	September 28, 2010	December 29, 2009
Cash and cash equivalents	$59,794	$73,715
Investments and marketable securities	—	—
Total assets	1,000,712	1,046,751
Long-term debt	40,000	100,000
Total liabilities	448,837	530,638
Stockholders’ equity	551,875	516,113

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
Supplemental Information	September 28, 2010	September 29, 2009	September 28, 2010	September 29, 2009
Comparable restaurant sales percentage change	2.8%	(2.8)%	2.4%	(3.1)%
Restaurants opened during period	1	—	3	1
Restaurants open at period-end	163	160	163	160
Restaurant operating weeks	2,111	2,080	6,307	6,233

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the third quarter and year-to-date fiscal 2010 and fiscal 2009 net income and diluted net income per share excluding the impact of certain items.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended		39 Weeks Ended
	September 28, 2010	September 29, 2009	September 28, 2010	September 29, 2009
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$21,953	$16,258	$59,848	$42,846
After-tax impact from:
- Unwinding of interest rate collar (1)	—	1,208	4,426	3,158
- Chairman and CEO employment agreement (2)	—	—	—	1,530
- Realization of investment in variable life insurance contract (3)	—	—	—	(668)
Net income (non-GAAP)	$21,953	$17,466	$64,274	$46,866

Diluted net income per share (GAAP) (4)	$0.37	$0.27	$0.99	$0.71
After-tax impact from:
- Unwinding of interest rate collar	—	0.02	0.07	0.05
- Chairman and CEO employment agreement	—	—	—	0.03
- Realization of investment in variable life insurance contract	—	—	—	(0.01)
Diluted net income per share (non-GAAP)	$0.37	$0.29	$1.06	$0.78

(1)          The pre-tax amounts associated with this item were $7,376 in the 39 weeks ended September 28, 2010, and $2,014 and $5,264 in the 13 and 39 weeks ended September 29, 2009, respectively, and were recorded in interest expense.

(2)          The pre-tax amount associated with this item was $2,550 and was recorded in general and administrative expenses.

(3)          This item was non-taxable and was recorded in other income, net.

(4)          Diluted net income per share amounts may vary slightly from quarter to quarter due to rounding.

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